Pricing Supplement Dated February 27, 1996  Rule 424(b)(3)
                                         File No. 33-50333
(To Prospectus dated October 8, 1993 and
Prospectus Supplement dated August 1, 1995)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
____________________________________________________________

Trade Date: February 27, 1996  Original Issue Date: March
15, 1996
Principal Amount: $10,000,000 Net Proceeds to Issuer:
$10,000,000
Issue Price: 100%                  Agent's Capacity:
Selling Agent's                    x Principal Basis
Agency Basis
Commission/Discount: none
Interest Rate: 7.00% per annum     Interest Payment Dates:
                                   Monthly on the 15th of
                                   each month commencing
Maturity Date: March 15, 2011      April 15, 1996.  Interest
                                   shall accrue up to but
                                   not including the
                                   relevant Interest Payment
                                   Date from, and including,
                                   the next preceeding
                                   Interest Payment Date.
                                   If the Interest Payment
                                   Date is not a Business
                                   Day in New York City,
                                   interest will be paid on
                                   the next suceeding
                                   Business Day in New York
                                   City, with the same force
                                   and effect as if made on
                                   the Interest Payment
                                   Date.
____________________________________________________________

Form:     x    Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to
               maturity
          x The Notes may be redeemed prior to maturity on March 15, 2000 and semi-annually thereafter on 25 calendar days notice

     Initial Redemption Date: March 15, 2000

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

          x    The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

                         Salomon Brothers Inc
                                   (continued on next page)
(continued from previous page)
     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes       x  No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Brothers Inc (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium - Term Notes". The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company, before deducting expenses payable by the Company, will be $10,000,000.

                         Salomon Brothers Inc